ADMINISTRATION AGREEMENT

AGREEMENT made as of the 1st day of November 2008 by and between the QUANTITATIVE GROUP OF FUNDS, a trust organized under the laws of Massachusetts (the “Trust”), and QUANTITATIVE INVESTMENT ADVISORS, Inc., a Delaware corporation (the “Administrator”).

WHEREAS, the Trust is a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the separate portfolios listed on Appendix A hereto (as such Appendix A may be amended from time to time) (each a “Fund” and collectively, the “Funds”); and

WHEREAS, Quantitative Investment Advisors, Inc., also serves as investment adviser to the Funds, and has provided certain administrative services that the parties have deemed not to be covered by the Amended and Restated Management Contract dated as of May 1, 2008; and

WHEREAS, the Trust desires that the Administrator continue to provide certain administrative services to the Trust and the Administrator is willing to render such services; and

WHEREAS, the Trust and the Administrator desire to enter into an Agreement documenting the administrative services to be provided by the Administrator to the Trust and to establish a fee and expense reimbursement arrangement.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

1. Appointment. The Trust hereby appoints the Administrator to act as Administrator of the Trust on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Delivery of Documents. The Trust has furnished the Administrator with copies properly certified or authenticated of each of the following:

(a) Resolutions of the Trust’s Board of Trustees authorizing the appointment of the Administrator to provide certain administrative services to the Trust and approving this Agreement;

(b) The Trust’s incorporating documents filed with the State of Massachusetts on June 27, 1983, and all amendments thereto (the “Trust Documents”);

(c) The Trust’s by-laws and all amendments thereto (the “By-Laws”);

(d) The Trust’s material agreements with all service providers which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the “Agreements”);

(e) The Trust’s most recent Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933 and under the 1940 Act and all amendments thereto;

(f) The Trust’s most recent prospectus and statement of additional information (the “Prospectus”); and

(g) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Administrator in the proper performance of its duties hereunder.

The Trust will immediately furnish the Administrator with copies of all amendments of or supplements to the foregoing. Furthermore, the Trust will notify the Administrator as soon as possible of any matter which the Trust is aware would materially affect the performance by the Administrator of its services under this Agreement.

3. Duties of Administrator.

(a) Subject to the supervision and direction of the Board of Trustees of the Trust, the Administrator will assist in conducting various aspects of the Trust’s administrative operations and undertakes to perform the services described in Appendix B hereto. The Administrator may, from time to time, perform additional and/or modified duties and functions which shall be set forth in an amendment to such Appendix B executed by both parties. At such time, the fee schedule included in Appendix C hereto shall be appropriately amended, if necessary.

(b) In performing all services under this Agreement, the Administrator shall act in conformity with the Trust’s Articles and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Trust’s Registration Statement and Prospectus, as the same may be amended from time to time. Notwithstanding any item discussed herein, the Administrator has no discretion under this Agreement over the Trust’s assets or choice of investments. Not in limitation of the foregoing, the Administrator will perform all of its obligations under this Agreement in accordance with applicable law.

4. Duties of the Trust.

The Trust agrees to make its legal counsel reasonably available to the Administrator for such counsel’s legal opinion with respect to any matter of law arising in connection with the Administrator’s duties hereunder, and the Trust further agrees that the Administrator shall be entitled to rely on such legal opinion without further investigation on the part of the Administrator.

5. Fees and Expenses.

(a) For the services to be rendered and the facilities to be furnished by the Administrator, as provided for in this Agreement, the Trust will compensate the Administrator in accordance with the fee schedule attached as Appendix C hereto. In addition, the Trust shall reimburse the Administrator for out-of-pocket disbursements in connection with the services provided under this Agreement in accordance with Appendix C hereto.

(b) The Administrator shall not be required to pay any expenses incurred by the Trust.

6. Representations and Warranties of the Administrator. The Administrator represents and warrants to the Trust that:

(a) The Administrator is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

(b) The Administrator is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

(c) All requisite corporate proceedings have been taken to authorize the Administrator to enter into and perform this Agreement.

(d) The Administrator has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

7. Representations and Warranties of the Trust. The Trust represents and warrants to the Administrator that:

(a) The Trust is a trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

(b) The Trust is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

(c) All requisite corporate proceedings have been taken to authorize the Trust to enter into and perform this Agreement.

(d) The Trust is an open-end investment company registered under the 1940 Act.

8. Records. The Administrator acknowledges that all records maintained by the Administrator on behalf of the Trust remain the property of the Trust and shall be surrendered by the Administrator upon any termination of this Agreement. The Administrator shall preserve, for the periods prescribed in Rule 31a-2 under the 1940 Act and as otherwise may be required by law, the records required to be maintained by Rule 31a-1 under the 1940 Act.

9. Indemnification and Limitation of Liability. The Administrator and its directors, officers, employees and agents (collectively, the “Indemnified Parties”) shall not be liable to the Trust or any third party for, and the Trust shall indemnify the Indemnified Parties against and hold them harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable legal fees and expenses) (collectively, “Losses”) arising in connection with the performance of the Administrator’s obligations and duties under this Agreement, except Losses resulting from willful misfeasance, bad faith or gross negligence in the Administrator’s performance of such obligations and duties, or by reason of the Administrator’s reckless disregard of such obligations and duties.

10. Termination of Agreement.    Either party may terminate this agreement with at least thirty (30) days advance notice by written notice to the other party. The Trustees of the Trust, including a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Administrator, shall annually approve the continuance of this contract.

11. Notices. All notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally received by the intended recipient or (i) when delivered by messenger or overnight delivery service (with confirmation of receipt), (ii) when delivered via e-mail or telecopier (and immediately confirmed by mail) or (iii) three (3) business days after having been mailed by first class registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable party at its address set forth below or such other or additional address(es) designated by the applicable party to the other party by notice hereunder (with notice of change of address not being valid until actually received).

If to the Trust:

Quantitative Group of Funds
55 Old Bedford Road
Lincoln, MA 01773
Fax #: 781-259-1166
Attention: President
(with a copy to counsel to the Trust)

If to the Administrator:

Quantitative Group of Funds
55 Old Bedford Road
Lincoln, MA 01773
Fax #: 781-259-1166
Attention: President

12. Confidentiality. All books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.

13. Use of Name. The Trust shall not use the name of the Administrator or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in a manner not approved by the Administrator prior thereto in writing; provided however, that the approval of the Administrator shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; and, provided further, that in no event shall such approval be unreasonably withheld or delayed.

14. Amendments. This Agreement may not be altered or amended, except by an instrument in writing, executed by both parties.

15. Assignment. This Agreement may not be assigned by either party without the written consent of the other party.

16. Governing Law. This Agreement and all performance hereunder will be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18. Limitation of Liability. The Administrator agrees that the obligations assumed by the Trust hereunder shall be limited in all cases to the assets of the Trust and that the Administrator shall not seek satisfaction of any such obligation from the officers, agents, employees, trustees, or shareholders of the Trust.

19. Several Obligations of the Funds. This Agreement is an agreement entered into between the Administrator and the Trust with respect to each Fund. With respect to any obligation of the Trust on behalf of any Fund arising out of this Agreement, the Administrator shall look for payment or satisfaction of such obligation solely to the assets of the Fund to which such obligation relates as though the

Administrator had separately contracted with the Trust by separate written instrument with respect to each Fund.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

QUANTITATIVE GROUP OF FUNDS

By:	/s/Willard L. Umphrey

Name: Willard L. Umphrey

Title:	President

QUANTITATIVE INVESTMENT ADVISORS, INC.

By:	/s/Willard L. Umphrey

Name: Willard L. Umphrey

Title:	President

Appendices

Appendix A........................................... Funds

Appendix B........................................... Services

Appendix C........................................... Fee Schedule

Appendix A

Funds of the Quantitative Group of Funds

Quant Small Cap Fund

Quant Long/Short Fund

Quant Emerging Markets Fund

Quant Foreign Value Fund

Quant Foreign Value Small Cap Fund

Appendix B

Quantitative Group of Funds

Summary of Administration Functions

FUND REPORTING

Monitor portfolio compliance in accordance with the current Prospectus and SAI and provide compliance summary package to management.

Frequency: Monthly

Prepare the Fund’s annual expense budget. Establish daily accruals.

Frequency: Annually

Monitor the Fund’s expense budget.

Frequency: Monthly

Receive and coordinate payment of fund expenses

Frequency: As needed

Prepare responses to major industry questionnaires

Frequency: As needed

Review of annual excise dividend rates to be declared in accordance with management guidelines.

Frequency: According to dividend policy

Supervision of third party vendors to the funds

Frequency: As needed

Review and oversight of securities lending program.

Frequency:	As needed

FINANCIAL REPORTING

Prepare financial information for presentation to Fund Management and Board of Trustees

Frequency: Quarterly

Coordinate the annual audit. Prepare annual and semi-annual preparation and printing of financial statements and notes with management, fund accounting and the fund auditors.

Frequency: Semi-annually

Prepare and file Form N-SAR.

Frequency: Semi-annually

LEGAL

Prepare agenda and board materials for quarterly Board meetings.

Maintain annual calendar of required quarterly annual approvals. Prepare agenda, resolutions and other board and committee board materials for quarterly and special board meetings. Prepare supporting information and materials when necessary. Assemble, check and distribute books in advance of meeting. Attend board and committee meetings and prepare minutes.

Frequency: Quarterly (includes one special Board meeting per year)

Prepare amendments to Registration Statement

Frequency: Annual update (includes one additional filing per fiscal year)

Prepare Prospectus/SAI supplements

Frequency: As often as necessary

Prepare and file Form N-PX

Frequency: Annually

Prepare drafts of proxy material and/or information statements and file with the SEC and coordinate printing. Assist proxy solicitation firm and prepare scripts. Attend meeting and prepare minutes.

Frequency: One proxy filing or information statement per fiscal year

Coordinate the renewals of fidelity bond and E&O/D&O insurance coverages. Ensure required fidelity bond coverage is obtained. Make annual filing of the fidelity bond with the SEC. Monitor level of fidelity bond coverage.

Frequency: Annually

Coordinate filing of Form N-CSR and Form N-Q for the Funds

Frequency:	Semiannually

Respond to regulatory audits. Compile documentation pursuant to auditors’ requests. Assist in resolution of audit inquiries.

Frequency:	As needed

TAX

Review tax returns

Frequency: Annually

Review other year-end tax related disclosures

Frequency: Annually